EXHIBIT 10.1


VORTICOM
High impact strategic media relations


February 27, 2009


Mainland Resources, Inc.
17314 SH 249, Suite 306
Houston, TX 77064


RE: CONTRACT FOR PUBLIC RELATIONS FOR MAINLAND RESOURCES INC.


Vorticom Inc. will serve as public relations counsel for Mainland Resources, Inc. (OTCBB: MNLU) for a period of 12 months effective March 1, 2009, cancelable by either party in writing with 30 days notice. This agreement may be renewed and/or extended for an additional 12 months in the 12th month of this agreement. Duties will involve:

Vorticom will handle the activities outlined in the public relations plan as well as additional activities agreed upon by Mainland Resources and Vorticom. Vorticom will draft releases, place editorial opportunities for Mainland Resources in the media, work with ancillary marketing and investor relations partners and engage in other marketing communications activities, as outlined in our plan and discussed in ongoing briefings.

     1. 10,000 shares of common stock of MNLU payable annually. Delivery of the first installment of shares shall be delivered to Vorticom at the start of the engagement, and then issued quarterly (2,500 shares per quarter), with each issuance deemed earned at the end of each quarter during the term of this Agreement. Vorticom will be paid a cash fee of US/$5,000 per month. A media services fee of $500 monthly includes access to high-end media database and editorial calendar services and online clipping services.

     2. Vorticom will receive 1,000 additional shares of MNLU common stock up to a maximum of 15,000 shares in aggregate (negotiable after this point) upon the placement of each earned national media placement (print or broadcast, such as, CNBC TV, Fox News Bloomberg TV, Fox Business Network, The Wall Street Journal, The Financial Times, Time Magazine, Newsweek Magazine, etc.) featuring Mainland Resources, Inc., such shares to be issued quarterly. Worthy coverage is defined as said top tier media citing the company name ("Mainland Resource") within positive oil and gas related feature coverage. While article word count and broadcast length varies due to outside editorial and producer dictates, attribution of the company name Mainland Resources in top tier print and broadcast outlets is of positive significance to the company.

     3. All incidental expenditures, including travel and entertainment, will be subject to the approval of MNLU management and MNLU shall reimburse Vorticom within ten days of submitting to MNLU. In addition, all expenses associated with the production of the research report, (stationery, printing and mailing costs) will be billed to MNLU.


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VORTICOM
High impact strategic media relations


     4. MNLU may request additional public relations services not covered in this agreement. As such, Vorticom shall bill MNLU on an hourly basis, plus expenses. Terms and conditions of the request shall be covered under a separate agreement between MNLU and Vorticom. These additional public relations services vary in nature, but include activities that far surpass the 25 to 40 professional hours monthly that are guaranteed in this agreement.

Vorticom acknowledges that in performing its duties under this Agreement it may receive or be provided information relating to MNLU and its affiliates, and their operations and products that is confidential, non-public and proprietary in nature (the "Information"). Vorticom shall maintain confidentiality with respect to the existence, substance and content of the Information, and shall not disclose the Information to any third party (a) without the prior written consent of MNLU, or (b) except as may be necessary to comply with the requirements of any law, governmental order or regulation. Vorticom may, however, disclose the Information to its officers, employees, advisers and agents who need to know the Information for the purposes of performing duties under this Agreement. Vorticom agrees to use reasonable efforts to prevent the unauthorized use or disclosure of the Information and will join with and assist MNLU in connection with any legal proceedings with respect to any such unauthorized use or disclosure.

Vorticom acknowledges that MNLU is a public company with securities trading in the public markets. Vorticom will not, and Vorticom will advise its officers, directors, employees, contractors, and agents that they may not, purchase or sell securities issued by MNLU or securities derivative from MNLU's securities while in possession of material, non-public information about MNLU.

Vorticom further acknowledges that any of its share holdings in the capital of MNLU shall be disclosed by Vorticom if and as required pursuant to all relevant securities laws.

Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been given and received on the day it was delivered. Notices shall be addressed as follows:

                            Mainland Resources, Inc.
                              Attention: __________
                                  17314 SH 249
                                    Suite 306
                                Houston, TX 77064

                                 Vorticom, Inc.
                           Attention: Nancy Tamosaitis
                         207 East 57th Street, Suite 12A
                               New York, NY 10022

This Agreement shall be governed by the laws of the State of New York. Vorticom and MNLU submit to the exclusive jurisdiction of the local and federal courts in that State.


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VORTICOM
High impact strategic media relations


VORTICOM INC.                              MAINLAND RESOURCES, INC.


NAME: _______________________________      NAME: _______________________________

TITLE: ______________________________      TITLE: ______________________________

SIGNATURE: __________________________      SIGNATURE: __________________________

DATE: _______________________________      DATE: _______________________________
























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